                                              Supplement to Prospectus Dated May 1, 2001
                                                     Supplement Dated May 1, 2001

The Guaranteed Maturity Annuity being offered pursuant to this Prospectus has the following charges and features:

Sales  Charge/Surrender  Charge:  A sales charge is assessed when premium is submitted.  The amount of the sales charge  depends on the amount of premium  submitted at the time,  irrespective of the number of Contracts issued (see  "Application and Initial  Payment",  p.
8). The sales charge is as shown in the chart below.  There is no surrender  charge on either a full or partial  surrender  (see "Sales
Charge", p. 9 and "Surrender Charge", p. 10).

Additional  Amounts on Qualifying  Purchase  Payments:  While we reserve the right to make additions to the Interim Values of Contracts of Participants  submitting large amounts of premium,  we currently do not make such additions in relation to large premiums  submitted for the  Guaranteed  Maturity  Annuity  being  offered to you pursuant to this  Prospectus.  However,  the sales charges noted below do decrease as shown for larger premiums (see "Additional Amounts on Qualifying Purchase Payments", p. 11).

                                 Sales Charges for All Contracts Offered Pursuant to this Prospectus/
                                       Specified Maximum Percentages for Exchange Contracts Only

                                                                                                               Specified
Premium Received                                             Sales Charge                              Maximum Percentage
----------------                                             ------------                              ------------------

Less than $50,000                                               3.75%                                      2.81%
At least $50,000 but less than $100,000                         3.25%                                      2.44%
At least $100,000 but less than $250,000                        2.70%                                      2.03%
At least $250,000 but less than $500,000                        2.40%                                      1.80%
At least $500,000 but less than $1,000,000                      2.00%                                      1.50%
At least $1,000,000 or more                                     1.00%                                       .75%

Guarantee Periods:  As of the date shown above, we offer Guarantee Periods of five and ten years.  We may change the Guarantee
Periods we offer at some future date (see "Guarantee Periods", p. 12)

Interest Rate Minimums:  Interest rates are subject to a minimum.  We may declare higher rates.  The minimum for each Guarantee
Period is based on both an index and a reduction to the interest rate determined according to the index.  The index is based on certificates of indebtedness of the United States Treasury.  The reduction for Guarantee Periods of ten years or less is 1.35 percent
(0.0135) and 1.75 percent (0.0175) for the fifteen year Guarantee Period (see "Interest Rates", p. 13).

CATS-SUPP (5/2001)